Name of Subsidiary                                State of Incorporation
     ------------------                                ----------------------

     Balco, Inc.                                       Delaware
     Humac Company                                     Texas
     The RectorSeal Corporation                        Delaware
     Skylawn Corporation                               Nevada
     The Whitmore Manufacturing Company                Delaware